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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                  JOHN M. SIEBERT ANNOUNCES INTENTION TO RETIRE
                        AS PRESIDENT AND CEO OF CIMA LABS

MARCH 18, 2002--EDEN PRAIRIE, MN--CIMA LABS INC. (Nasdaq: CIMA) today announced the decision of John M. Siebert, Ph.D., President and Chief Executive Officer, to retire from the Company on December 31, 2003.

CIMA's Board of Directors has appointed a search committee to identify and recruit qualified candidates, both external and internal, for the president and chief executive officer position. To assist in an effective succession, Siebert will become, at the appointment of his successor, the Chairman of CIMA's Board of Directors, replacing Terrence W. Glarner.

Siebert commented: "Leading CIMA's transition from a small development-stage company to a successful and profitable enterprise has been the most challenging, the most exciting and the most professionally rewarding period of my career. My decision to retire from my management positions and become board chairman will enable me to focus more of my time and attention to ensuring that CIMA remains as vigorous in the future as it is today. I look forward to completing my service with CIMA by helping implement an effective, orderly transition to new leadership."

Glarner said: "John Siebert joined CIMA as a member of its Board of Directors in 1992 and became president and chief executive officer in 1995. CIMA, under Siebert's leadership, has become a recognized leader in the global fast-dissolve drug delivery market with five currently marketed brands and the largest product pipeline in the company's history. As a result, John set the course by which CIMA has become a profitable, growing drug delivery company with a bright future."

Glarner continued: "The actions announced today are the culmination of succession planning discussions designed to facilitate a seamless management transition. As a result of this process, continuity of our business operations is assured, enabling CIMA to continue pursuing, without interruption, its growing range of market opportunities."

ABOUT CIMA LABS

CIMA develops and manufactures prescription and over-the-counter products based upon its proprietary, fast-dissolve drug delivery technologies, OraSolv(R) and DuraSolv(R). Based on our technologies, an active drug ingredient is formulated into a new, orally disintegrating dosage form that dissolves quickly in the mouth without chewing or the need for water. CIMA's fast-dissolve technologies also incorporate taste masking agents to prevent or minimize the unpleasant taste associated with many active drug ingredients. Our business is currently focused on pharmaceutical company partners for whom we manufacture three branded prescription pharmaceuticals and two over-the-counter brands. In a new strategic initiative, CIMA is internally developing proprietary products based on pharmaceuticals that are expected to lose marketing exclusivity over the next several years. These new proprietary products will utilize our OraSolv and DuraSolv fast-dissolve technologies, as well as our new OraVescent(TM) technology, an enhanced absorption, transmucosal drug delivery system.

                                      # # #

For information, contact:

                  CIMA LABS INC., Eden Prairie
                  David A. Feste, CFO
                  952-947-8700
                  or
                  Equity Market Partners
                  Richard G. Cinquina
                  212/461-7145 or 612/338-0810